EXHIBIT 99.1

Reed’s Inc. and Jones Soda Co. Enter Into Letter of Intent Regarding Potential Merger; Jones CEO to Depart

LOS ANGELES, CA and SEATTLE, WA -- (Marketwire – March 9) - Reed's, Inc. (NASDAQ:REED), maker of top-selling sodas in natural food stores nationwide, and Jones Soda, Inc. (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, announced today that the two companies have entered into a Letter of Intent (LOI) regarding a merger, with Reed’s as the surviving company.  The combination would unite a number of leading premium soda brands, such as Reed’s Ginger Brew, Virgil’s, and Jones Soda.  The proposed merger would also provide the two companies with the opportunity to realize the potential benefits of increased size and scale, as well as cost efficiencies in several aspects of the combined business, including administration, operations, and customer interface.  The strength of the Reed’s portfolio in the direct selling channel combined with Jones Soda's strong national distributor structure allows for future growth opportunities for each company's brands across these channels.

The non-binding provisions of the LOI contemplate a merger transaction in which Reed's would acquire Jones Soda for a combination of cash and Reed's common stock.  The shareholders of Jones Soda would receive an aggregate of 4.5 million shares of Reed’s common stock (or approximately 0.17 of a share of Reed's common stock per share of Jones Soda common stock based on current Jones Soda shares outstanding) and cash of $0.10 per share of Jones Soda common stock (or an aggregate of approximately $2.56 million based on current shares outstanding).  There is no financing contingency as Reed's would use its best efforts to secure the cash portion of the consideration, and if it is unable to secure all or part of this cash, any deficit would instead be paid in additional shares of Reed's common stock, with the aggregate number of shares equal to the amount of the cash deficit divided by $1.70.

Mr. Chris Reed, Founder, Chairman and CEO of Reed’s stated, “We have watched Jones for years and have been impressed with its innovative marketing programs, strong brand recognition, and loyal customer following.  I am confident that our portfolio of brands will benefit from Jones Soda’s marketing savvy as well as its organization’s deep mainstream distribution relationships.  At the same time, we believe our strong infrastructure and operational capabilities will help drive important efficiencies through Jones Soda’s supply chain.  With minimal customer and demographic overlap between our combined brands, we believe this transaction also provides us with compelling merchandising and growth opportunities in the years ahead.”

Jones Soda retained North Point Advisors in February 2009 to assist in evaluating the company's strategic alternatives.  Since that time, Jones has reviewed a broad range of strategic alternatives to enhance shareholder value.

Rick Eiswirth, Chairman of the Board of Jones Soda Co., stated, “Over the past year we have taken numerous steps to reduce our expenses and reinvigorate our top line in order to return to profitability. Unfortunately, the challenging economic environment combined with our current capitalization has made it extremely difficult to operate on a standalone basis.  After evaluating a range of strategies aimed at improving our outlook, our Board of Directors determined that the proposed merger with Reed’s offers our shareholders the most compelling long-term benefits of the available alternatives.  We believe the combination of Jones and Reed’s will create a substantially larger beverage business with a more powerful operating platform and a brighter future.  We are especially pleased that the Jones shareholders will be able to participate in the potential upside of the combined business, as a meaningful portion of the consideration is in the form of Reed’s stock.”

Jones Soda also announced that Joth Ricci will be stepping down as Chief Executive Officer effective April 2, 2010 in order to pursue other business opportunities.  Joth Ricci commented, “I have truly enjoyed my time at Jones Soda and I’m pleased with the work our team has done to improve many aspects of our business.  Unfortunately, due to the current market conditions, it has taken longer than anticipated to produce the necessary top line results to effectively return to profitability and stem our cash burn.  However, I remain confident in the strength of the Jones Soda brand and believe the proposed merger with Reed’s provides Jones Soda an improved platform from which to capitalize on its future prospects and is in the best interests of its shareholders.”

Under the binding provisions of the LOI, Reed's and Jones Soda have until April 5, 2010 to negotiate a definitive agreement on an exclusive basis.  If Jones Soda receives an unsolicited acquisition, financing or other strategic transaction proposal that the Board of Directors of Jones Soda determines is superior to the proposed merger transaction with Reed's, then Jones Soda may terminate the LOI and reimburse Reed's for its third party out-of-pocket expenses (not to exceed $75,000).

Since the transaction terms of the LOI are non-binding, they are subject to the negotiation, execution and delivery of a definitive agreement approved by the respective Boards of Directors of each company.  Accordingly, the proposed terms of the transaction are subject to change, and there can be no assurance that Reed's and Jones Soda will enter into a definitive agreement on the terms outlined above, if at all, or that any transaction between the parties will ultimately be consummated.  The companies do not intend to disclose developments with respect to negotiation of the definitive agreement until their respective Boards of Directors deem it appropriate.

The transaction would also be subject to approval of the shareholders of both Jones Soda and Reed's.

About Reed's, Inc.

Reed's, Inc. makes top selling sodas in natural food markets nationwide and is currently selling in 10,500 supermarkets in natural foods and mainstream. Its six award-winning non-alcoholic Ginger Brews are unique in the beverage industry, being brewed, not manufactured and using fresh ginger, spices and fruits in a brewing process that predates commercial soft drinks.

In addition, the Company owns a top selling root beer line in natural foods, the Virgil's Root Beer product line, and a top selling cola line in natural foods, the China Cola product line. Recently, Reed's added the Sonoma Sparkler brands to its line, a celebration drink with an established customer base. Other product lines include:  Reed's Ginger Candies and Reed's Ginger Ice Creams.

Reed's products are sold through specialty gourmet and natural food stores, mainstream supermarket chains, retail stores and restaurants nationwide, and in Canada. For more information about Reed's, please visit the company's website at: http://www.reedsgingerbrew.com or call 800-99-REEDS.

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About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co. ® markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda™, Jones 24C™, Jones GABA®, Jones Organics™, Jones Naturals® and Whoopass Energy Drink® brands and sells through its distribution network in markets primarily across North America.  A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers.  Jones Soda is sold through traditional beverage retailers.  For more information visit www.jonessoda.com, www.myjones.com, and www.jonesGABA.com.

Additional Information and Where to Find It

If Reed's and Jones enter into a definitive agreement relating to the proposed merger, Reed's plans to file with the SEC a Registration Statement on Form S 4 in connection with the transaction, and Jones Soda plans to file with the SEC and mail to its shareholders a Proxy Statement/Prospectus in connection with the transaction.  The Registration Statement and the Proxy Statement/Prospectus will contain important information about Reed's, Jones Soda, the transaction and related matters.  Investors and shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they are available.  Investors and shareholders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by Reed's and Jones Soda through the web site maintained by the SEC at www.sec.gov.  In addition, investors and shareholders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus from Reed's by contacting Andrew W. Haag at IRTH Communications at (866) 976-4784, or from Jones Soda by contacting Michael O’Brien at (206)-624-3357.

Reed's and its directors and executive officers, and Jones Soda and its directors and officers, may be deemed to be participants in the solicitation of proxies from the shareholders of Jones Soda in connection with the transaction described herein.  Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above.  Additional information regarding the directors and executive officers of Jones Soda is also included in Jones Soda's annual report on Form 10-K filed with the SEC on March 16, 2009.  Additional information regarding the directors and executive officers of Reed's is also included in Reed's annual report on Form 10-K filed with the SEC on March 27, 2009, as amended.

Forward-Looking Statements Disclosure

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the potential future benefits of the proposed merger, including growth opportunities for each company's brands, the combined company's ability to realize cost efficiencies, and the ability of Reed's infrastructure and operational capabilities to drive efficiencies through Jones Soda's supply chain.  Forward-looking statements include all passages containing words such as "aims," "anticipates," "becoming," "believes," "continue," "estimates," "expects," "future," "intends," "plans," "predicts," "projects," "targets," or "upcoming," variations of such words, and similar expressions.  Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.  The risks and uncertainties that may affect forward-looking statements include, among others, the inability of the parties to reach a definitive agreement on the terms outlined in this press release, if all, or to consummate the transaction for any reason, including as a result of the failure to satisfy any condition to closing set forth in the definitive agreement; the inability of the combined business to achieve levels of revenue and cost reductions that are adequate to support its capital and operating requirements, or to generate sufficient cash flow from operations, or to obtain funds through additional financing, to support its business plan; the impact of current and any future adverse economic conditions; the inability of the combined business to establish distribution arrangements with distributors, retailers or national retail accounts, or to maintain relationships with its co-packers or third party brewers, or to maintain a consistent and cost-effective supply of raw materials, or to maintain brand image and product quality, or to protect its intellectual property; the impact of increasing costs of fuel and freight; the impact of competition; and other factors detailed from time to time in Jones Soda's and Reed's most recent annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.  You should not place undue reliance upon any such forward-looking statements, which are based on management’s beliefs and opinions at the time the statements are made, and neither Jones Soda nor Reed's undertakes any obligations to update forward-looking statements should circumstances or management’s beliefs or opinions change.

Source: Reed’s, Inc. and Jones Soda Co.

Contact

Reed's, Inc. Investor Contact:

IRTH Communications, LLC
Andrew W. Haag
Managing Partner
866-976-IRTH (4784)
andrew@irthcommunications.com
http://www.irthcommunications.com
http://www.twitter.com/irthcomm

Jones Soda Co. Investor Contact:

Jones Soda Co.
Jonathan J. Ricci, Chief Executive Officer
206-624-3357
jricci@jonessoda.com

Michael R. O’Brien, Chief Financial Officer
206-624-3357
mobrien@jonessoda.com

or

ICR, Inc.
Chad Jacobs / Brendon Frey, 203-682-8200
Chad.jacobs@icrinc.com / Brendon.frey@icrinc.com